Exhibit 99.2

FINAL TRANSCRIPT

Thomson StreetEventsSM

USS - Q4 2004 U.S. Shipping Partners LP Earnings Conference Call

Event Date/Time: Feb. 02. 2005 / 4:30PM ET

FINAL TRANSCRIPT

USS - Q4 2004 U.S. Shipping Partners LP Earnings Conference Call

CORPORATE PARTICIPANTS

Paul Gridley

U.S. Shipping Partners LP - Chairman and CEO

Joe Gehegan

U.S. Shipping Partners LP - President and COO

Al Bergeron

U.S. Shipping Partners LP - CFO

CONFERENCE CALL PARTICIPANTS

David LaBonte

Smith Barney Citigroup - Analyst

John Tysseland

Raymond James - Analyst

PRESENTATION

Operator

Good day ladies and gentlemen, and welcome to the U.S. Shipping Partners LP fourth quarter 2004 earnings conference call. My name is Liz and I will be your coordinator for today. At this time all participants are in a listen-only mode. We will however be facilitating a question-and-answer session towards the end of the conference. If you require assistance at any time during the conference please key star followed by zero and an operator will be happy to assist you. I would now like to turn the conference over to your host for today’s presentation, Mr. Paul Gridley, Chairman and CEO. Please proceed, sir.

Paul Gridley - U.S. Shipping Partners LP - Chairman and CEO

Thank you very much Liz. Good afternoon everyone, and welcome to the U.S. Shipping Partners LP fourth quarter investor call. My name is Paul Gridley and I am Chairman and CEO of U.S. Shipping Partners LP and with me today our President and COO, Joe Gehegan; and our CF, Al Bergeron.

Before we begin, I must remind you that our presentation contains forward-looking statements which include any statements that are not historical facts. These statements involve risks and uncertainties including but not limited to insufficient cash from operations, decline in demand, the competition in the industry, adverse developments in the marine transportation business, and other factors detailed in our prospectus. If one or more of these risks or uncertainties materialize or should underlying assumptions prove incorrect, actual outcomes may vary materially from those forecast and are expected. We disclaim any intention or obligation to update publicly or revise such statements whether as a result of new information, future events, or otherwise.

I’d like to begin today by talking about the bigger picture-the company history, our vision, and an overview of our first two months as a public company. First a brief history of the company- the original core of our business was the six integrated tug barges or ITBs that our predecessor company acquired from Amerada Hess in September of 2002. We took a positive view of the Jones Act tanker marketplace which restricts transportation of cargos between any two contiguous U.S. ports to a relatively small number of vessels qualified under a U.S. law called the Jones Act. And we saw potential opportunity in the increasing trends for oil companies to outsource non-strategic assets such as tanker vessels to qualified owner operators.

On the economic side, we saw that vessels would continue to be retired according to the aggressive phase-out schedules mandated by the Oil Pollution Act of 1990. And this trend of reduced vessel supply coupled with steadily growing demand, would support a market where owners of U.S. flag tankers could benefit from a historical trend of rising freight rates and high operating margins to create strong economic returns to owners of quality vessels. Very importantly we retained most of the widely respected management team that had originally been with Hess, led by our president and COO, Joe Gehegan.

The ITBs which we operate carry mainly clean petroleum products, typical cargos are gasoline, diesel fuel, heating oil, and jet fuel. The vessels take cargo from refineries and distribution centers and discharge to other refineries or distribution terminals. Four of our six ITBs are operated under long-term contracts. The other two are operating in the spot market. When we bought the company from Hess, we entered into a support agreement which provides us with minimal charter rates on the ITBs regardless of the rates in the spot market for our contract rates subject to limited exceptions. This agreement extends through September of 2007.

During our time as a private company, but subsequent to the initial Hess acquisitions of the six ITBs, we acquired two specialty parcel tankers- the Chemical Pioneer in May of 2003 and the Charleston in April of 2004. These ships can carry more than 40 grades of cargo simultaneously. Typically they are carrying specialty petroleum products, petrochemicals, and commodity chemicals. For example, we carry lubricants, glycols and paraxylene. Cargos are loaded at refineries and at the chemical manufacturing facilities and are discharged to other manufacturing facilities or at terminals for further distribution.

On the Chemical Pioneer approximately 75 percent of the anticipated capacity of the vessel through February 2007 is already booked under contract minimums. On the Charleston the comparable figure is 74 percent of anticipated capacity through July 2007. We believe this Jones Act parcel chemical business is a good compliment to our petroleum products business and it benefits from steady demand, restricted marine competition, and the specialty nature of our vessels supported by long-term cargo contracts.

On the financial front 2004 was an extremely busy year for us. We showed our company’s financial strength and built the basis for future growth. During the spring in April, we amended and we stated the original credit facility we had entered into when we purchased the six ITBs. This facility was increased in size, extended out in time, and the margins lowered. As most of you know our initial public offering was completed in early November of 2004, at the top end of its pricing range. We raised approximately $120 million of net proceeds from the offering. U.S. Shipping Partners LP rang the bell at the New York Stock Exchange on November 2nd, Election Day. A large portion of the IPO proceeds- about $93.8 million- went towards paying down our debt. Simultaneously we amended our credit facility for a second time and we refinanced outstanding debt which we expect to accommodate future growth opportunities.

I’m happy to report that in October of 2004 we began construction of our new articulated tug barge at the Sinesco[ph] Ship Yard in Rhode Island. My colleague Joe Gehegan will describe the ATB project in greater detail. The entire executive team is very excited about the prospect to expand our transportation business and we have fixed-price options and construct further ATBs at this yard. We are actively marketing our ATB design to various existing and new potential customers.

Now I’d like to share with you a few pointers on how we see our competitive strengths. Our ITBs are among the largest product-carrying vessels in the coast-wide trades. They have numerous redundant systems which in toto[ph] result in extremely high percentage of time spent on hire- over 99 percent per vessel per year. Secondly our parcel tankers are among the most sophisticated in the industry. We own two of only four vessels that have more than 20 separate cargo tanks and are thus capable of carrying a range of specialized chemicals simultaneously. We think that our reputation for high standards of safety, operating performance, and customer service allows us to develop long-term relationships with major oil and chemical companies. Our financial resources and flexibility will allow us to grow our business through acquisitions and other expansion opportunities. We can also borrow through our credit facilities or issue additional common partnership units. Finally, our management team has an average of 26 years in our industry each. We have a track record of identifying strategic aquetive[ph] acquisitions and integrating them into our company.

In closing, we continue to believe the fundamentals of the business remain strong. And we are optimistic about achieving the performance for 2005 which we projected in the S1 registration statement accompanying our IPO. Now I’d like to turn the microphone over to our COO, Joe Gehegan-Joe?

Joe Gehegan - U.S. Shipping Partners LP - President and COO

Thank you Paul and good afternoon everyone. I would like to start by giving a quick overview of our vessel operating data. We are pleased to report strong results for the fourth quarter and year ending December 31st, 2004 due to the addition of our two specialty parcel tankers, strong vessel utilization, and increasing TCE or time charter equivalent rates.

Just to recap, we acquired the Chemical Pioneer in July of 2003. It was placed in service in November of 2003 after an extensive dry-docking special survey and upgrades costing approximately $12.5 million. And we acquired the Charleston from EXXON/Mobile in April of 2004. TCEs for integrated tug barge or ITBs have increased $3500 per day for the fourth quarter 2004 verses fourth quarter 2003 and nearly $3200 per day for the full year 2004 verses 2003. TCEs for our parcel tankers have increased over $4500 per day for the fourth quarter of 2004, verses the same period in 2003; and nearly $5300 per day for the year ending in 2004 verses prior year. This was due to contractual increases in the charter rates for three of the six ITBs, a strong U.S. gulf/U.S. coast spot market producing TCEs in excess of $50,000 a day and chemical customers lifting or exceeding their contractual requirements. Supply and demand continues to trend favorably driven by continued strong U.S. gulf to U.S. west coast demand, as well as several ships being phased out as a result of- over 90- and there are no new tankers on order that we are aware of.

Our expense in preventive maintenance program continues to yield positive results as indicated on our high utilization rates of 99.5 percent for the ITBs and 96.1 percent for the chemical carriers. In August 2004, as mentioned by Paul, we executed a contract with Southeastern New England Ship Building Company in the construction of a new 20,000 dead-weight ATB to be delivered in April of 2006 with options to build three more units. We made payments of approximately $8 million in 2004. We estimate payments totaling $31.4 million in 2005, and a final cost estimated to be $45.5 million. Upon delivery, this unit will service Dow Chemical Corporation which specified minimum buying to utilize 77 percent of our ATBs anticipated capacity through September of 2007 and approximately 67 percent of the ATBs anticipated capacity thereafter through June of 2010.

I would like to briefly review the 2005 dry-dock schedule. The ITB New York and the ITB Jacksonville will dry-dock in the third and fourth quarters of 2005 in accordance with the United States Coast Guard and American Bureau of shipping rules and regulations. We signed three-year contracts with the American Maritime Officers and the Seafarer’s International Union of North America in the second quarter of 2004. As wages and benefits comprised over 50 percent of our vessel operating expenses, these contracts provide a degree of predictability of our total operating expenses. Finally, our vessels fully comply with all vessel security plans as required by the Marine Transportation Security Act of 2002 and approved by the United States Coast Guard.

I’ll now turn the presentation over to Al Bergeron, our CFO, Al?

Al Bergeron - U.S. Shipping Partners LP - CFO

Thank you Joe. Our financial results for the fourth quarter were in line with our expectations. Operating income was $2 million, represented by a $1.1 million increase over prior year’s fourth quarter. This is primarily attributable to the addition of our parcel tankers- the Charleston and the Chemical Pioneer as previously mentioned. The EBITDA for the fourth quarter 2004 increased $2.1 million or 34 percent to $8.1 million compared to the fourth quarter of 2003. Depreciation increased $900,000 from last year due to the addition of the parcel tankers. EBITDA was affected by $1.6 million of the Hess board for $2 million of management bonuses, and an additional $1 million of professional fees and other comp incurred with the connection of the public offering. We anticipate these ongoing costs for the public entity to be approximately $1.7 million annually.

Our operating results for the year ended December 31st, 2004 were strong. At $20.5 million, operating income increased by $8.1 million from 2003. This was primarily attributable to the revenues which increased to $122.4 million in 2004 from $80.5 million in 2003. Net voyage revenues which consist of voyage revenues less voyage expenses- increased $31.3 million. The components of these increases in net voyage revenues are broken down as follows: the newly acquired parcel tankers contributed $21.1 million, coupled with the increased ITB TCE rates of 10 percent or $6.9 million, and finally the net voyage revenue of the chartered-in vessel was $3.3 million. To satisfy a customer requirement we chartered in a vessel from August 2004 through November 2004. The increase in net voyage revenue was partially offset by the increased operating expenses of $23.2 million as follows: vessel operating expenses increased $14 million due to the addition of the parcel tankers and the chartered-in vessel. Also G&A increased $3.3 million primarily due to the increased costs associated with going public and the management bonuses related to the closing of the initial public offering. Depreciation and Amortization increased $5.9 million due to the amortization of the dry-dock of the Chemical Pioneer and the acquisition of the Charleston.

Moving on to net income, our net income for 2004 was impacted by several events and is not comparable to 2003’s net income of $2.4 million. Net income for 2004 was $1.4 million. In November 2004 we incurred a one-time income tax charge of $3.2 million resulting from the change in structure of our Chemical Pioneer subsidiary to a Corporation-subject to both federal and state income taxes. In April and in November 2004 as Paul mentioned, we refinanced our debt facility. This resulted in a total charge for debt extinguishment of $6.4 million.

Overall we are pleased with the financial performance and the overall success of our initial public offering and the opportunities that lie ahead. Our balance sheet has been strengthened by reducing our cost of capital and improving our debt-to-EBITDA ratio to approximately 2.5 in 2005. In addition to our November 2004 restated credit facility, it affords us straight opportunity to grow the business. As noted in our press release, our Board of Directors has approved our first distribution in the amount of 28.85 cents per unit. This amount equals our quarterly distribution of 45 cents pro rated for the period November 3rd, 2004 the closing of our public offering- through December 31st, 2004.

That completes our financial review, and I would like to turn it back to the moderator for questions.

QUESTIONS AND ANSWERS

Operator

Ladies and gentlemen, at this time we will conduct a question-and-answer session. If you would like to ask a question at this time please key star followed by one on your telephone. If your question has been answered and you wish to withdraw your registration, please key star followed by two.

And your first question comes from the line of Rich Veroy[ph] from Smith Barney, please go ahead sir.

David LaBonte - Smith Barney Citigroup - Analyst

Hi guys, David LaBonte. Hey Joe you mentioned that TCE rates were going up and you mentioned that part of it was the strong demand due to the economy and another aspect was partly- you know the tankers being scrapped. What would you say is having the bigger impact at this point?

Joe Gehegan - U.S. Shipping Partners LP - President and COO

I think at this particular point Dave, the strong market going out to the west coast that I referred to is on the spot market and moving alcholids and rapheny[ph] which are substitutes now for MTBE which can’t being used anymore on the west coast- is what’s really driving this. It was about 2.7 trips a month prior to the current quarter, and it’s gone up to about 3.7 to 3.8 trips a month. So that’s really driven it, and it’s taken a lot of ships out of the market. Those trips are probably about 34 days a piece Dave.

David LaBonte - Smith Barney Citigroup - Analyst

Do you have maybe any projections as far as where you think spot market might go this year?

Joe Gehegan - U.S. Shipping Partners LP - President and COO

I think the spot market will stay strong. I do think that you’ll see more and more of oil companies going to time. There’s going to be very little spot market activity to be quite frank. I think that people are looking to lock into good tonnage for long periods of time. We saw that with both Desar[ph] and Bolaro[ph] just recently locked- in quality tonnage for period business.

David LaBonte - Smith Barney Citigroup - Analyst

Joe, you also mentioned that the New York and the Jacksonville were coming out in the third and fourth quarter. They are not coming out at the same time?

Joe Gehegan - U.S. Shipping Partners LP - President and COO

About 50 days each, and we anticipate the cost be somewhere between $4-6 million each vessel.

David LaBonte - Smith Barney Citigroup - Analyst

Then you’re not assuming then to come out at the same time are you, or-

Joe Gehegan - U.S. Shipping Partners LP - President and COO

One right after the other, Dave.

David LaBonte - Smith Barney Citigroup - Analyst

One right after the other?

Joe Gehegan - U.S. Shipping Partners LP - President and COO

Right, one in the third quarter and one in the fourth quarter.

David LaBonte - Smith Barney Citigroup - Analyst

My last question was, how much was the Hess support agreement in the fourth quarter and what do you think it’s going to be for 2005?

Al Bergeron - U.S. Shipping Partners LP - CFO

Dave, this is Al. It was $1.6 million in 2004 fourth quarter, and we estimate it in the S1 that the Hess support would be $1 million over the course of 2005.

David LaBonte - Smith Barney Citigroup - Analyst

And you’re still comfortable with that? Because it looks like the Hess support agreement was much lower in the last two quarter of the year than you had anticipated.

Al Bergeron - U.S. Shipping Partners LP - CFO

No, I think we’re comfortable with it on an annual basis. There may be a little support in the first quarter, but over the course of the year we’re comfortable with the $1 million right now.

Joe Gehegan - U.S. Shipping Partners LP - President and COO

Maybe it’ll even out over the year Dave.

David LaBonte - Smith Barney Citigroup - Analyst

Thanks a lot.

Al Bergeron - U.S. Shipping Partners LP - CFO

Thank you.

Operator

Once again ladies and gentlemen, if you have a question please key star followed by one at this time.

Your next question comes from the line of John Tysseland of Raymond James.

John Tysseland - Raymond James - Analyst

Hi guys, how are you doing?

[group] Hi John.

John Tysseland - Raymond James - Analyst

Just real quick, could you go over- you recorded a couple of losses that are non-recurring I believe in the fourth quarter. Both were debt extinguishment and income tax charges. Were either of those cash, or do you expect anything like that in the next four quarters.

Al Bergeron - U.S. Shipping Partners LP - CFO

No we don’t expect anything in the next four quarters. There was a little cash related to transaction fees that were written off, related to the debt extinguishment. But for the most part they are one-time and we don’t expect them in 2005 unless obviously we did some kind of refinance.

John Tysseland - Raymond James - Analyst

Ok, on the New York and Jacksonville that are going into dry-dock- have you looked at what you expect the shipyards to charge you on something like that. I know we’ve seen the historical numbers. Do you think it’s going to be in the same range? Have you seen any price movement in the shipyards or capacity issues there?

Joe Gehegan - U.S. Shipping Partners LP - President and COO

Hi this is Joe Gehegan. We’ll probably go out to bid to about six shipyards. I anticipate that the cost of that will be about $4-6 million for each vessel.

John Tysseland - Raymond James - Analyst

Are there any capacity issues with the shipyards right now or is it pretty much open at this time?

Joe Gehegan - U.S. Shipping Partners LP - President and COO

I think we’ll have competitive bidding as far as this is concerned.

John Tysseland - Raymond James - Analyst

Excellent guys, thanks.

Joe Gehegan - U.S. Shipping Partners LP - President and COO

Thank you very much.

Operator

Your next question is a follow up from Mr. Rich Veroy at Smith Barney, please go ahead.

David LaBonte - Smith Barney Citigroup - Analyst

Hey guys, David LaBonte again. Just one more question-acquisitions- what’s going on in that area? I know that that is an area that you are looking to try to exploit. Is there much potential for you guys would you say in the first six months, twelve months of your first year being public?

Paul Gridley - U.S. Shipping Partners LP - Chairman and CEO

Dave, this is Paul Gridley, how are you doing? Yeah, we have stated previously that we continue to believe that there are excellent acquisition opportunities in our area. I think we pointed out that in our sector- which is the marine sector-there are not a lot of LPs, we think we benefit from having a good cost of capital here as a result of the offering. And we are actively looking at acquisition opportunities. There is nothing at a stage- that obviously we’re prepared to talk about at this point but we do think that generally the opportunities are good and we intend to pursue them.

David LaBonte - Smith Barney Citigroup - Analyst

You also mentioned too that you are actively marketing the potential to build on the other two ATBs- any ideas as far as the timing that you might be able to make an announcement in that regard.

Joe Gehegan - U.S. Shipping Partners LP - President and COO

I think we’ll have something in the first six months of this year.

David LaBonte - Smith Barney Citigroup - Analyst

Ok, thanks again, guys.

Joe Gehegan - U.S. Shipping Partners LP - President and COO

Sure.

Paul Gridley - U.S. Shipping Partners LP - Chairman and CEO

You’re very welcome.

Operator

Gentlemen, you have no further questions at this time. I turn it back to Mr. Gridley for closing remarks.

Paul Gridley - U.S. Shipping Partners LP - Chairman and CEO

Well thank you very much for attending our first conference call as a public company. We’d like to thank you for being here and reiterate that we are optimistic about achieving and our forecasted performance for 2005 and also enthusiastic about our future growth opportunities. Thank you very much and good afternoon.

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